PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(4)
TO PROSPECTUS DATED FEBRUARY 8, 2000                  REGISTRATION NO. 333-93285

                                  $260,000,000

                        LATTICE SEMICONDUCTOR CORPORATION
                 4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2006
                           AND SHARES OF COMMON STOCK

         This prospectus supplement relates to the resale by the selling securityholders of 4 3/4% convertible subordinated notes due 2006 of Lattice Semiconductor Corporation and the shares of common stock, par value of $0.01 per share, of Lattice Semiconductor Corporation issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated February 8, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

         The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.


                                                 PRINCIPAL AMOUNT                       NUMBER OF SHARES
                                                     OF NOTES         PERCENTAGE OF     OF COMMON STOCK      PERCENTAGE OF
                                                BENEFICIALLY OWNED        NOTES         THAT MAY BE          COMMON STOCK
NAME                                             THAT MAY BE SOLD      OUTSTANDING         SOLD (1)           OUTSTANDING (2)
----                                           --------------------  ----------------  ------------------  ------------------
Transamerica Life Insurance and Annuity Co.         $10,000,000              3.8%          241,312                *
Credit Suisse First Boston Corporation              $3,500,000               1.3%           84,459                *
New Orleans Firefighters                              $49,000                *               1,182                *
Ohio BWC                                              $25,000                *                 603                *
Grable Foundation                                     $45,000                *               1,085                *
C.U.N.Y.                                              $31,000                *                 748                *
Occidental Petroleum Corp.                            $83,000                *               2,002                *
Merrill Lynch Insurance Corp.                        $105,000                *               2,533                *
Maryland Retirement Sytem                            $663,000                *              15,999                *
Shell Pension Trust                                   $65,000                *               1,568                *
BVI Social Security Board                             $12,000                *                 289                *
1976 Distribution Trust FBO Jane A. Lauder            $6,000                 *                 144                *
1976 Distribution Trust FBA A.R.
   Lauder/Zinterhofer                                 $6,000                 *                 144                *

-------------------------
*Less than 1%
(1) Assumes conversion of the full amount of notes held by such holder at the initial conversion price of $41.440 per share; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.
(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 47,926,112 shares of common stock outstanding as of October 2, 1999, treating as outstanding the number of shares of common stock shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's notes but not assuming the conversion of the notes of any other holder.
                           -----------------------------

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
              AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
                 MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------
            The date of this Prospectus Supplement is March 24, 2000.